Exhibit 99

Contacts:
Rachael Scherer	Jessica Stoltenberg
Investor Relations	Public Relations
763-505-2694	763-505-3333

Kevin Lee	Chris Campbell-Loth
Investor Relations	Public Relations
763-505-2695	763-505-2633

Yvan Deurbroeck
Public Relations
(+41-21) 802-7574

F O R   I M M E D I A T E   R E L E A S E

MEDTRONIC REPORTS 20 PERCENT GROWTH IN THIRD QUARTER REVENUE

AND 36 PERCENT GROWTH IN NET EARNINGS

Strong Performances in Cardiac Rhythm Management and Spinal

Continue to Lead Broad-Based Growth and Momentum

MINNEAPOLIS, February 12, 2003—Continuing to benefit from strong growth in new therapeutic devices for heart failure, defibrillators to protect against potentially lethal heart rhythms and products that support innovative approaches for spinal surgery, Medtronic, Inc. (NYSE: MDT), today announced record quarterly revenues of $1.913 billion, up 20.1 percent over the $1.592 billion in the comparable period a year ago.  Reflecting the weaker dollar outside of the United States, foreign currency translation, when compared to the prior year, had a positive effect on revenue of $41.3 million.

The company announced third quarter net earnings of $427.7 million, or $0.35 per diluted share, an increase in net earnings of 35.8 percent over the $314.9 million in the comparable period last year.  Excluding charges taken in the third quarter of the prior year (which consisted primarily of $32.7 million of purchased in-process research and development related to the company’s acquisition of Endonetics, Inc. and an $18.6 million charge for the settlement of non-product related litigation), net earnings and earnings per diluted share growth were 17.5 percent and 16.7 percent, respectively.

“Medtronic posted another quarter of strong top- and bottom-line growth with progress in multiple business segments,” said Art Collins, chairman and chief executive officer.  “Of particular note was the growth in Cardiac Rhythm Management and Spinal.  These businesses, which account for more than 60 percent of Medtronic’s total revenues, collectively grew more than 25 percent in the quarter.”

(Revenue growth rates that follow are based on “as reported” sales figures.)

Cardiac Rhythm Management Business

Driven by continued leadership and strong market preference for its implantable defibrillators and its full suite of therapies to treat heart failure, Cardiac Rhythm Management posted revenues of $905.0 million for the quarter, a 24 percent increase versus the same period one year ago.

Medtronic reported a 54 percent increase in worldwide implantable defibrillator revenues for the quarter, pushing year-to-date revenues past $1 billion in just three fiscal quarters.  Primary drivers included continued strong preference for the Marquis® DR implantable defibrillator and the InSync® ICD for heart failure patients at high risk for sudden cardiac arrest.  The product line was further complemented during the quarter by the U.S. introduction of the Marquis® VR single-chamber defibrillator and a new epicardial lead implant device which provides physicians with an alternative means to place leads in patients with difficult-to-access venous anatomies.

Worldwide pacing revenues rose 5 percent in the quarter due to continued contributions from the Kappa® 900 pacemaker and demand for the InSync® device, the U.S. market’s only low-power heart failure device.  During the fourth fiscal quarter, Medtronic anticipates FDA approval for its AT500™ pacemaker with atrial therapies.

Firmly established as the market’s leading heart failure franchise with more than 40,000 implants of its cardiac resynchronization therapy worldwide and annualizing in excess of $600 million, Medtronic’s heart failure business continued to build momentum during the quarter.  The company expects to launch the InSync® III and the InSync Marquis™, its next-generation low- and high-power heart failure devices, within the next several months.

Medtronic Physio-Control reported a 13 percent increase in the quarter and continued to broaden its product line with the introduction of the LIFEPAK® 500 DPS automated external defibrillator (AED), which is especially designed for first responders in law enforcement, utility and military settings.  The Medtronic Physio-Control Home Solution with the LIFEPAK® CR Plus AED was also introduced in the last quarter and is designed for families that want to respond quickly to sudden cardiac arrest in the home.

Vascular Business

As expected, Vascular reported quarterly revenues of $181.8 million, a 4 percent decline when compared to the same quarter one year ago.

During the quarter, the ENDEAVOR clinical trial started outside of the United States to evaluate Medtronic’s drug-coated coronary stent which incorporates Abbott Laboratories’ proprietary immunosuppression drug, ABT-578 (a rapamycin analogue).  Additionally, the company initiated the U.S. release of its novel, multi-exchange coronary stent delivery system with Zipper™ technology and the full European launch of Driver, a next-generation coronary stent comprised of a cobalt-based alloy.

Medtronic recently announced the start of the MAVErIC II pivotal trial to evaluate its Exponent self-expanding carotid stent.  Additionally, plans are underway to launch coronary stent delivery systems with Zipper MX technology in Europe over the next several months and a series of new Stormer balloon products using the Zipper MX delivery platform.

Cardiac Surgery Business

Cardiac Surgery reported quarterly revenues of $137.7 million, an 8 percent increase over the same period one year ago.

Cardiac Surgery Technologies (CST) products to support beating heart bypass surgery, including the Octopus®4 tissue stabilization system, contributed to worldwide revenue with growth of 19 percent for the quarter.  Led by double-digit tissue heart valve growth in the United States, worldwide revenues for the heart valves product line were up 5 percent during the quarter.  Towards the end of the quarter, Medtronic launched the ADVANTAGE™ bileaflet mechanical valve in Europe.

Despite the continued shift from arrested heart to beating heart bypass procedures, Perfusion Systems’ revenues were up 6 percent for the quarter.  Additionally, Medtronic introduced the Magellan™ Autologous Platelet Separator, which processes a surgical patient’s own blood in a manner that can help patients in a variety of ways, including elimination of uncomfortable, inconvenient drains and reducing the risk of infection.

Neurological and Diabetes Businesses

Supported by continued strong acceptance of therapies for movement disorders, urological disorders and diabetes, Neurological and Diabetes posted revenues of $343.5 million, a 19 percent increase when compared to the same period a year ago.

Continued strong patient and physician interest in Activa® Parkinson’s Control Therapy and InterStim® Therapy for Urinary Control, as well as solid sales of both drug delivery and neurostimulation systems, contributed to Neurological and Gastroenterology/Urology growth of 19 percent for the quarter.  Milestones included the launch of the new handheld N’Vision™ physician programmer for Medtronic’s full range of implantable drug pumps and neurostimulators and the establishment of a national Medicare coverage policy for Activa Therapy, in effect providing coverage for any Medicare beneficiary who would benefit from brain stimulation for Parkinson’s disease or Essential Tremor.  Market share gains for the Strata™ valve, used in the treatment of hydrocephalus, and the continued launch of the Legend® high-speed surgical drill system also contributed to the quarter’s performance.  Medtronic Gastroenterology and Urology continued to post significant gains in the quarter, led by further market acceptance of InterStim Therapy for Urinary Control and Enterra™ Therapy for the treatment of severe gastroparesis.

With continued acceptance of the Paradigm™ insulin infusion pump and the international launch of the product now underway, Diabetes reported revenue growth of 18 percent in the third quarter.  Also during the quarter, a strategic relationship was finalized with Becton, Dickinson and Company, whereby Medtronic will distribute a co-branded version of the BD Logic™ Blood Glucose Monitor and BD™ strips through its global distribution channels.

Spinal and ENT Businesses

Fueled by strength and gains across all segments, Spinal and Ear, Nose and Throat (ENT) reported quarterly revenues of $344.5 million, up 36 percent over the same period one year ago.

Reflecting the continued shift toward products that facilitate minimally invasive spinal surgery and the growing acceptance of INFUSE™ Bone Graft as a new standard of care for spinal fusions, Spinal revenues increased more than 35 percent for the second consecutive quarter.  Strong acceptance of the CD-HORIZON® SEXTANT™, the METRx™ System and the LT-CAGE™ products contributed to the strong quarterly performance.  During the quarter, Medtronic acquired exclusive European rights to market rhBMP-2—which is used in the U.S. INFUSE product—for use in orthopaedic trauma and all potential future spinal and maxillofacial applications.

ENT reported revenue growth of 11 percent in the quarter, which was highlighted by continued acceptance of the NIM-Response™ nerve monitor, XPS® 3000 endoscopic sinus shaver system and MeroGel® biomaterials.

Webcast Information

Medtronic will host a webcast today, February 12, 2003, at 5:00 p.m. (EST) (4:00 p.m. CST), to provide more information about its businesses for the public, analysts and the media.  This quarterly presentation will be webcast through the company’s website at

www.medtronic.com/corporate/invest.html. Replay will be available until midnight CST on February 19, 2003.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 26, 2002.  Actual results may differ materially from anticipated results.

MEDTRONIC, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended January 24, 2003	Three months ended January 25, 2002
	As Reported	Before Unusual Charges	Unusual Charges*	As Reported

Net sales	$1,912.5	$1,592.4	$—	$1,592.4

Costs and expenses:
Cost of products sold	474.8	412.8	—	412.8
Research and development expense	187.1	163.4	—	163.4
Selling, general, and administrative expense	587.8	493.5	—	493.5
Special charges	—	—	30.4	30.4
Purchased in-process research and development	—	—	32.7	32.7
Other (income)/expense	48.5	3.5	—	3.5
Interest (income)/expense	3.2	6.5	6.5	13.0
Total costs and expenses	1,301.4	1,079.7	69.6	1,149.3

Earnings before income taxes	611.1	512.7	(69.6)	443.1

Provision for income taxes	183.4	148.7	(20.5)	128.2

Net earnings (loss)	$427.7	$364.0	$(49.1)	$314.9

Earnings per share:
Basic	$0.35	$0.30	$(0.04)	$0.26
Diluted	$0.35	$0.30	$(0.04)	$0.26

Weighted average shares outstanding:
Basic	1,220.5	1,212.4		1,212.4
Diluted	1,232.8	1,225.5		1,225.5

*—Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors must consider the impact of unusual charges.  Unusual charges result from unique facts and circumstances that likely will not recur with similar materiality or frequency and generally include charges related to purchased in-process research and development, restructuring, and certain litigation.  The above table reconciles consolidated earnings before unusual charges to consolidated earnings as reported under accounting principles generally accepted in the United States of America.

MEDTRONIC, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

(in millions, except per share data)

	Nine months ended January 24, 2003			Nine months ended January 25, 2002
	Before Unusual Charges	Unusual Charges *	As Reported	Before Unusual Charges	Unusual Charges*	As Reported

Net sales	$5,517.4	$—	$5,517.4	$4,619.3	$—	$4,619.3

Costs and expenses:
Cost of products sold	1,349.7	—	1,349.7	1,195.9	—	1,195.9
Research and development expense	560.0	—	560.0	476.8	—	476.8
Selling, general, and administrative expense	1,722.5	—	1,722.5	1,417.5	—	1,417.5
Special charges	—	2.5	2.5	—	101.6	101.6
Purchased in-process research and development	—	114.2	114.2	—	293.0	293.0
Other (income)/expense	119.6	—	119.6	31.0	—	31.0
Interest (income)/expense	3.4	—	3.4	(30.3)	32.0	1.7
Total costs and expenses	3,755.2	116.7	3,871.9	3,090.9	426.6	3,517.5

Earnings before income taxes	1,762.2	(116.7)	1,645.5	1,528.4	(426.6)	1,101.8

Provision for income taxes	528.6	4.2	532.8	473.2	(54.5)	418.7

Net earnings	$1,233.6	$(120.9)	$1,112.7	$1,055.2	$(372.1)	$683.1

Earnings per share:
Basic	$1.01	$(0.10)	$0.91	$0.87	$(0.31)	$0.56
Diluted	$1.01	$(0.10)	$0.91	$0.86	$(0.30)	$0.56

Weighted average shares outstanding:
Basic	1,217.2		1,217.2	1,210.7		1,210.7
Diluted	1,227.0		1,227.0	1,223.7		1,223.7

*—Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors must consider the impact of unusual charges.  Unusual charges result from unique facts and circumstances that likely will not recur with similar materiality or frequency and generally include charges related to purchased in-process research and development, restructuring, and certain litigation.  The above table reconciles consolidated earnings before unusual charges to consolidated earnings as reported under accounting principles generally accepted in the United States of America.